Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3 No. 333-153796) and related Prospectus of Asia Pacific Wire & Cable Corporation Limited for the registration of 2,766,154 shares of its common stock and to the incorporation by reference therein of our report dated April 30, 2013, with respect to the consolidated financial statements of Asia Pacific Wire & Cable Corporation Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Taipei Taiwan

July 19, 2013